                                                                   EXHIBIT T3E.2

OFFERING CIRCULAR SUPPLEMENT
DATED SEPTEMBER 18, 2003

                                    [GRAPHIC]

                            AMENDED OFFER TO EXCHANGE

         UNITS CONSISTING OF 12% SENIOR SUBORDINATED NOTES DUE 2009 AND
                        WARRANTS TO PURCHASE COMMON STOCK

                                       FOR

                   12 3/4% SENIOR SUBORDINATED NOTES DUE 2000

                                   ----------

        Lexington Precision Corporation is further amending its offer to holders of its 12 3/4% Senior Subordinated Notes due February 1, 2000, which we refer to as the Old Notes, to exchange their Old Notes for units consisting of new 12% Senior Subordinated Notes due August 1, 2009, which we refer to as the New Notes, and warrants to purchase our common stock, which we refer to as the Warrants. We refer to the units of New Notes and Warrants as the Units. The amended exchange offer is subject to all of the terms and conditions set forth in this offering circular supplement and, except to the extent amended by this offering circular supplement, our amendment to the offering circular dated March 7, 2003, which we refer to as the amended offering circular.

        The aggregate principal amount of Old Notes outstanding is $27,412,000.

        The amendment that is embodied in this offering circular supplement was designed to enable us to complete a senior, secured financing arrangement adequate to permit us to complete the amended exchange offer and the other transactions related thereto, and to operate our business thereafter. The following are the principal changes to the amended exchange offer commenced on July 10, 2002, that are being made pursuant to this offering circular supplement:

     1. The interest rate on the New Notes is being increased to 12% from 11 1/2%.

     2. The maturity date of the New Notes is being extended to August 1, 2009; previously the maturity date of the New Notes was to be August 1, 2007.

     3. The expiration date for the Warrants is being extended to August 1, 2009, from August 1, 2007, and the date upon which the Warrants become exercisable and detachable from the New Notes is being extended to August 1, 2005, from January 1, 2004.

     4. The participation fee is being eliminated; previously, each tendering holder was to receive a participation fee equal to 3% of the principal amount of Old Notes tendered and not withdrawn.

        IF YOU HAVE ALREADY TENDERED YOUR OLD NOTES AND YOU STILL WISH TO PARTICIPATE IN THE AMENDED EXCHANGE OFFER, AS MODIFIED BY THIS OFFERING CIRCULAR SUPPLEMENT, YOU DO NOT NEED TO TAKE ANY ACTION.

        IF YOU HAVE TENDERED YOUR OLD NOTES BUT YOU DO NOT WISH TO PARTICIPATE IN THE AMENDED EXCHANGE OFFER, AS MODIFIED BY THIS OFFERING CIRCULAR SUPPLEMENT, YOU SHOULD FOLLOW THE INSTRUCTIONS IN THE SECTION OF THE AMENDED OFFERING CIRCULAR CAPTIONED "THE AMENDED EXCHANGE OFFER-WITHDRAWAL RIGHTS."

        IF YOU HAVE NOT TENDERED YOUR OLD NOTES BUT YOU WISH TO PARTICIPATE IN THE AMENDED EXCHANGE OFFER, AS MODIFIED BY THIS OFFERING CIRCULAR SUPPLEMENT, YOU SHOULD FOLLOW THE INSTRUCTIONS IN THE SECTION OF THE AMENDED OFFERING CIRCULAR CAPTIONED "THE AMENDED EXCHANGE OFFER - PROCEDURES FOR TENDERING OLD NOTES."

        CUSIP Numbers. The CUSIP number for the Old Notes is 529529 AA 7. If the amended exchange offer is consummated and the Units are issued, the CUSIP number for the Units will be 529529 AD 1, the CUSIP number for the New Notes will be 529529 AE 9, and the CUSIP number for the Warrants will be 529529 12 5.

        Record Date. The record date for this amended exchange offer is July 1, 2002. Registered holders of Old Notes as of July 1, 2002, will have the right to exchange their Old Notes for Units.

        Expiration of Amended Exchange Offer. The expiration date of the amended exchange offer is 5:00 p.m., New York City Time, on October 7, 2003, or any later date and time to which the amended exchange offer is extended.

        Description of Proposed Exchange. If the amended exchange offer is consummated, we will distribute, to each registered holder of Old Notes that validly tenders and does not withdraw their Old Notes, Units consisting of New Notes in a principal amount equal to the sum of the principal amount of the Old Notes tendered by that holder plus the accrued interest on the principal amount of those Old Notes from August 1, 1999, through the day before the date the amended exchange offer is consummated, which accrued interest will total $534.4375 for each $1,000 principal amount of Old Notes, if the amended exchange offer is consummated on October 10, 2003; and, in respect of each $1,000 principal amount of New Notes to be issued, ten Warrants.

                                   ----------
        EXPIRATION DATE OCTOBER 7, 2003, AT 5:00 P.M., NEW YORK CITY TIME

        Principal Differences between New Notes and Old Notes. The principal differences between the New Notes and the Old Notes are the following:

        1. Maturity Date. The maturity date of the New Notes will be August 1, 2009. The maturity date of the Old Notes was February 1, 2000.

        2. Interest Rate; Interest Payment Dates. Interest on the New Notes will accrue from the consummation date of the amended exchange offer, at the rate of 12% per annum, and will be payable quarterly on February 1, May 1, August 1 and November 1 of each year, commencing on February 1, 2004. Interest on the Old Notes was payable semi-annually on February 1 and August 1, at the rate of 12 3/4% per annum.

        3. Covenants. The financial covenants contained in the indenture governing the New Notes will reduce our ability to pay cash dividends, repurchase capital stock, and incur additional debt compared to the financial covenants contained in the indenture governing the Old Notes.

        Tender of Notes. Any registered holder of Old Notes that wishes to tender their Old Notes in exchange for Units should complete and sign the letter of transmittal (or deliver an agent's message in lieu thereof) in accordance with the instructions set forth therein and mail or deliver the manually signed letter of transmittal along with the Old Notes being tendered (or deliver an agent's message in lieu thereof), and any other required documents, to Wilmington Trust Company, as exchange agent for the amended exchange offer. See the section captioned "Procedures for Tendering Old Notes" for detailed instructions.

        Terms of the Warrants. Each Warrant will entitle the holder thereof to purchase one share of our common stock, par value $0.25 per share, at a price of $3.50 per share during the period from August 1, 2005, through August 1, 2009. The Warrants will not be exercisable or detachable from the New Notes until August 1, 2005, and the New Notes and the Warrants will be transferable only as a Unit prior to that time. If any or all of the New Notes are redeemed by us prior to August 1, 2005, the Warrants attached to those New Notes will revert to us for no further consideration and will be cancelled.

        Minimum Tenders Required. Valid tenders of not less than 99% of the aggregate principal amount of Old Notes outstanding are required for the amended exchange offer to be consummated.

        IF WE DO NOT RECEIVE IN THE AMENDED EXCHANGE OFFER VALID TENDERS OF AT LEAST 99% OF THE AGGREGATE PRINCIPAL AMOUNT OF THE OLD NOTES, THE AMENDED EXCHANGE OFFER WILL NOT BE CONSUMMATED AND THE OLD NOTES WILL REMAIN IN DEFAULT.

        Status of Tenders Under the Exchange Offer. As of September 17, 2003, the business day before this amendment became effective, we had received tenders of $27,209,000 principal amount of Old Notes, or 99.3% of the outstanding issue. The four largest holders of the Old Notes, who have advised us that they hold, in the aggregate, $20,490,000 principal amount of the Old Notes, or 74.7% of the outstanding Old Notes, have tendered their Old Notes pursuant to the exchange offer and have advised us that they do not intend to withdraw their Old Notes as a consequence of the amendment.

        Treatment of Non-Exchanging Registered Holders. If the minimum required tenders are obtained and the amended exchange offer is consummated, we presently anticipate that registered holders of Old Notes who do not tender their Old Notes pursuant to the amended exchange offer will not be paid the principal of or accrued interest on their Old Notes, although we reserve the right to pay such amounts in our discretion. Consequently, we presently anticipate that the Old Notes that are not tendered will remain in default. We are seeking waivers from our senior, secured creditors of any event of default arising out of or relating to defaults under Old Notes that are not tendered in this amended exchange offer, or under the related indenture. The amended exchange offer will not be consummated unless we have received such waivers. The indenture for the New Notes will provide that defaults related to untendered Old Notes will not give rise to a default under the indenture for the New Notes. Registered holders who do not tender their Old Notes in the amended exchange offer will not receive the Units.

        Execution of New Indenture and Cancellation of Indenture Governing the Old Notes. Upon the consummation of the amended exchange offer, we will enter into a new indenture with Wilmington Trust Company, as trustee, which we refer to as the new indenture, under which the New Notes will be issued. The indenture, dated as of August 1, 1993, by and between Lexington Precision Corporation, as issuer, and The Bank of New York, as successor to IBJ Whitehall Bank and Trust Company, as trustee, pursuant to which the Old Notes were issued, which we refer to as the existing indenture, will be cancelled upon the consummation of the amended exchange offer if all of the Old Notes are tendered in the amended exchange offer.

        Certain Considerations and Tax Consequences. You should review the sections captioned "Certain Considerations" of the amended offering circular and "Certain United States Federal Income Tax Consequences" of this offering circular supplement for a discussion of factors that should be considered in evaluating the amended exchange offer.

        Validity of Tenders. In order for a tender of Old Notes to be valid:

        1. the holder tendering the Old Notes must (a) properly complete, execute, and deliver to the exchange agent a letter of transmittal or deliver an agent's message in lieu thereof, or (b) deliver a Notice of Guaranteed Delivery by the expiration date and then comply with item (a) within three New York Stock Exchange trading days after the expiration date;

        2. the letter of transmittal must be accompanied by the validly tendered Old Notes or an agent's message in lieu thereof; and

        3. the letter of transmittal and the Old Notes must not be withdrawn prior to acceptance.

        YOUR LETTER OF TRANSMITTAL MUST BE SENT ONLY TO THE EXCHANGE AGENT AT THE ADDRESS INDICATED ON THE BACK COVER OF THIS OFFERING CIRCULAR SUPPLEMENT. DO NOT SEND THE LETTER OF

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TRANSMITTAL TO LEXINGTON PRECISION CORPORATION, THE INDENTURE TRUSTEE, OR THE
DEPOSITORY TRUST COMPANY (DTC).

        Ability to Withdraw Tendered Notes. Tendered Old Notes may be withdrawn at any time prior to the expiration of the amended exchange offer. If we elect to extend the amended exchange offer, your right to withdraw will be extended for an equal period of time.

        Lexington Precision's Rights to Extend, Terminate, or Amend the Exchange Offer. Subject to compliance with applicable securities laws and the terms set forth in the amended offering circular, we reserve the right to extend or terminate the amended exchange offer or to otherwise amend the exchange offer in any respect.

        Questions and Requests. You should direct questions and requests for assistance or for additional copies of this offering circular supplement, the amended offering circular or the letter of transmittal either to us or to the exchange agent at the respective addresses and telephone numbers set forth on the back cover of this offering circular supplement. You may also contact your broker, dealer, commercial bank, trust company, or other nominee for assistance concerning the amended exchange offer.

                                   ----------

        This offering circular supplement and the amended offering circular have not been filed with or reviewed by any federal or state securities commission or regulatory authority of any country, nor has any commission or authority passed upon the accuracy or adequacy of them. Any representation to the contrary is unlawful and may be a criminal offense.

        No person has been authorized to make any recommendation on our behalf as to whether you should tender your notes pursuant to the amended exchange offer. No person has been authorized to give any information or to make any representation on our behalf other than those contained herein or in the accompanying letter of transmittal. If made or given, that recommendation, information, or representation must not be relied upon as having been authorized by us.

        The amended exchange offer is not being made to (nor will tenders of Old Notes for exchange be accepted from or on behalf of) holders of Old Notes in any jurisdiction in which the making or acceptance of the amended exchange offer would not be in compliance with the laws of such jurisdiction. We may, in our sole discretion, take such action as we deem necessary to make the amended exchange offer in that jurisdiction, and extend the amended exchange offer to registered holders of Old Notes in that jurisdiction.

                                   ----------

        This offering circular supplement and our amended offering circular contain important information. This offering circular supplement amends and supplements our amended offering circular. To the extent there is an inconsistency between the two documents, this offering circular supplement controls. You should read them carefully before you make a decision whether to tender your Old Notes for exchange in the amended exchange offer or to withdraw tendered Old Notes.

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                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly, and special reports, proxy statements, and other information with the Securities and Exchange Commission. You can read and copy any reports and other information we file at the offices of the Securities and Exchange Commission, Public Reference Room, 450 Fifth ST NW, Washington, DC 20549. You can obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-732-0330. You can also obtain copies of filed documents electronically through the Commission's web site, www.sec.gov.

        We also file certain information with the indenture trustee and transmit certain information to holders of the Old Notes in accordance with the requirements of Section 314(a) of the Trust Indenture Act of 1939, as amended.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this amended offering circular. We are incorporating by reference in this offering circular supplement our annual report on Form 10-K for our fiscal year ended December 31, 2002, our quarterly reports on Form 10-Q for the quarters ended March 31 and June 30, 2003, our current reports on Form 8-K filed with the Commission on or after March 31, 2003 and our proxy statement dated April 18, 2003, in connection with our annual meeting of stockholders that was held on May 20, 2003.

        We are also incorporating by reference in this offering circular supplement all reports and other documents that we file after the date of this offering circular supplement pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the termination of the amended exchange offer. These reports and documents will be incorporated by reference in, and considered to be a part of, this offering circular supplement as of the date they are filed and will automatically update and supercede all reports and information filed previously.

        You may obtain copies of the amended offering circular or any document incorporated herein by reference without charge, upon written request to Lexington Precision Corporation, 767 Third AVE, New York, NY 10017, Attention:
President.

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                           FORWARD-LOOKING STATEMENTS

        Some of the information contained in this offering circular supplement or in the amended offering circular, including the documents that are incorporated by reference, as set forth in "Incorporation of Certain Information by Reference," may contain forward-looking statements. Forward-looking statements are generally characterized by use of words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," or similar expressions, or by discussions of strategy that involve risks and uncertainties. These statements may address activities, events, or developments that we anticipate may occur in the future, including such things as strategy, competitive strengths, goals, expansion and growth of our business and operations, plans, sales, earnings, expenses, or capital expenditures. Forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed in or implied by those forward-looking statements.

        We do not assume any obligation to update these forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting these forward-looking statements. Consequently, all of our forward-looking statements are qualified by these cautionary statements and we cannot assure you that the future results anticipated will be realized or, even if substantially realized, that they will have the expected consequences to or effect on us and our subsidiaries or our business or operations. Holders of Old Notes are cautioned not to place undue reliance on any forward-looking statements.

                                   ----------

        No dealer, salesperson, or other person is authorized to give any information or to make any representation with respect to the matters described in this offering circular supplement, other than those contained herein or in the documents incorporated herein by reference and, if given or made, that information or representation must not be relied upon as having been authorized by us. The delivery of this offering circular supplement, which includes the materials annexed hereto, delivered herewith, and incorporated by reference, shall not, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information herein, or in any incorporated document, is correct as of any time subsequent to its date.

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                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

INTRODUCTION..................................................................i

WHERE YOU CAN FIND MORE INFORMATION..........................................vi

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE............................vi

FORWARD-LOOKING STATEMENTS..................................................vii

SUMMARY.......................................................................1

PROCEDURES FOR TENDERING OLD NOTES............................................6

TERMS OF THE NEW NOTES........................................................9

CONDITIONS TO THE AMENDED EXCHANGE OFFER.....................................11

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES........................12

  U.S. Holders...............................................................12

  Non-U.S. Holders...........................................................19

  Consequences to Lexington Precision Corporation............................20

  Information Reporting and Backup Withholding...............................21

CHANGES TO THE WARRANTS AND REGISTRATION RIGHTS..............................22

  Warrants...................................................................22

  Registration Rights........................................................22

ANNEX A - AMENDED PORTIONS OF THE NEW INDENTURE.............................A-1

ANNEX B - AMENDED PORTIONS OF THE WARRANT TO PURCHASE
           COMMON STOCK.....................................................B-1

ANNEX C - AMENDED PORTIONS OF THE REGISTRATION RIGHTS
           AGREEMENT........................................................C-1

                                     - ix -

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                                     SUMMARY

        For your convenience, certain of the significant terms of the amended exchange offer are summarized below. The following summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information included or incorporated by reference in this offering circular supplement or the amended offering circular. You are urged to read carefully and in their entirety this offering circular supplement and the amended offering circular, the accompanying letter of transmittal and instructions thereto, and the documents incorporated by reference.

        The amendment that is embodied in this offering circular supplement was designed, to enable us to complete a senior, secured financing arrangement adequate to permit us to complete the amended exchange offer and the other transactions related thereto, and to operate our business thereafter. The following are the principal changes to the exchange offer, as amended on March 7, 2003, that are being made pursuant to this offering circular supplement:

     1. The interest rate on the New Notes is being increased to 12% from 11 1/2%.

     2. The maturity date of the New Notes is being extended to August 1, 2009; previously the maturity date of the New Notes was to be August 1, 2007.

     3. The expiration date for the Warrants is being extended to August 1, 2009, from August 1, 2007 and the date upon which the Warrants become exercisable and detachable from the New Notes is being extended to August 1, 2005, from January 1, 2004.

     4. The participation fee is being eliminated; previously, each tendering holder was to receive a participation fee equal to 3% of the principal amount of Old Notes tendered and not withdrawn.

        IF YOU HAVE ALREADY TENDERED YOUR OLD NOTES AND YOU STILL WISH TO PARTICIPATE IN THE AMENDED EXCHANGE OFFER, AS MODIFIED BY THIS OFFERING CIRCULAR SUPPLEMENT, YOU DO NOT NEED TO TAKE ANY ACTION.

        IF YOU HAVE TENDERED YOUR OLD NOTES BUT YOU DO NOT WISH TO PARTICIPATE IN THE AMENDED EXCHANGE OFFER, AS MODIFIED BY THIS OFFERING CIRCULAR SUPPLEMENT, YOU SHOULD FOLLOW THE INSTRUCTIONS IN THE SECTION OF THE AMENDED OFFERING CIRCULAR CAPTIONED "THE AMENDED EXCHANGE OFFER-WITHDRAWAL RIGHTS."

        IF YOU HAVE NOT TENDERED YOUR OLD NOTES BUT YOU WISH TO PARTICIPATE IN THE AMENDED EXCHANGE OFFER, AS MODIFIED BY THIS OFFERING CIRCULAR SUPPLEMENT, YOU SHOULD FOLLOW THE INSTRUCTIONS IN THE SECTION OF THE AMENDED OFFERING CIRCULAR CAPTIONED "THE AMENDED EXCHANGE OFFER- PROCEDURES FOR TENDERING OLD NOTES."

Purpose of the Amended Exchange    The purpose of the amended exchange offer is
offer............................  to seek the exchange of the Old Notes, with respect to which principal and interest are past due, for Units consisting of New Notes
                                   (with a later maturity date, a lower interest rate, and more restrictive covenants than the Old Notes) and Warrants. The principal amount of New Notes to be issued will equal the sum of (1) the principal amount of Old Notes tendered for exchange plus (2) the amount of accrued and unpaid interest on those Old
                                   Notes for the period from August 1, 1999, through the day before the date the amended exchange offer is consummated, which accrued interest will total $534.4375 for each $1,000 principal amount of Old Notes, if the amended exchange offer is consummated on October 10, 2003.

Aggregate Principal Amount of
Old Notes Outstanding............  $27,412,000.

How to Tender Old Notes..........  Please refer to the section "Procedures for
                                   Tendering Old Notes." For further
                                   information, contact Wilmington Trust
                                   Company, which is acting as the exchange agent under the amended exchange offer, at its telephone number and address set forth on the back cover of this amended offering circular or consult your broker, dealer, commercial bank, or trust company.

Warrants to Purchase Common
Stock............................  Each $1,000 principal amount of New Notes will be issued as part of a Unit with ten
                                   Warrants attached. Each Warrant will permit the holder thereof to purchase one share of our common stock at a purchase price of $3.50 per share during the period from August 1, 2005, through August 1, 2009. Prior to August 1, 2005, the Warrants will not be exercisable or detachable from the New Notes, and the Warrants and the New Notes will be transferable only as a Unit. If any or all of the New Notes are redeemed by us prior to August 1, 2005, the Warrants attached to those New Notes will revert to us for no further consideration and will be cancelled. We will grant certain registration rights to holders of common stock issued upon exercise of the Warrants.

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Minimum Tenders Required.........  Registered holders of not less than 99% of the aggregate principal amount of the Old
                                   Notes outstanding must validly tender and not withdraw their Old Notes for the amended exchange offer to be consummated. We will execute the new indenture, and distribute the Units consisting of the New Notes and the Warrants only if we obtain the minimum required tenders.

Treatment of Non-Tendering
Registered Holders...............  If the minimum required tenders are obtained, and the amended exchange offer is
                                   consummated, we presently anticipate that registered holders of Old Notes that do not validly tender their Old Notes in the amended exchange offer will not be paid the principal amount of, and accrued interest on, their Old Notes, although we reserve the right to pay such amounts in our discretion. We are seeking waivers from our creditors of any event of default arising out of or relating to defaults under Old Notes that are not tendered in this amended exchange offer or under the existing indenture. The amended exchange offer will not be consummated unless such waivers are obtained. The new indenture provides that defaults related to untendered Old Notes will not give rise to a default under the new indenture.

Expiration Date of the
Amended Exchange Offer...........  The expiration date of the amended exchange offer is 5:00 p.m., New York City Time, on
                                   October 7, 2003, or any later date and time to which the amended exchange offer is extended.

Consummation of the Amended
Exchange Offer...................  We intend to consummate the amended exchange offer, execute the new indenture, and issue the Units on the third business day following the expiration date if the requisite minimum number of valid tenders have been received and not withdrawn and the other conditions to the effectiveness of the amended exchange offer have been satisfied.

Right to Withdraw Old Notes......  Tendered Old Notes may be withdrawn at any time prior to the expiration date, by
                                   following the procedures described in this amended offering circular. Tendered Old Notes may not be withdrawn following the expiration date. Please refer to the section of the amended offering circular captioned "The Amended Exchange Offer- Withdrawal Rights."

Amendments; Extensions;
Termination......................  We expressly reserve the right, in our sole discretion, subject to applicable law, at any time or from time to time, to (1) amend the terms of the amended exchange offer, (2) extend the expiration date and retain all Old Notes tendered prior to that date, subject, however, to the withdrawal rights described in the section of the amended offering circular captioned "The Amended Exchange Offer - Withdrawal Rights," or (3) terminate the amended exchange offer.

Maximum Aggregate
Payments to Non-Tendering
Registered Holders...............  In order for the amended exchange offer to be consummated, registered holders of at least
                                   99% of the aggregate outstanding principal amount of the Old Notes must properly tender and not withdraw their Old Notes in the amended exchange offer. This means that the amended exchange offer may be consummated even if the registered holders of 1% of the aggregate outstanding principal amount of the Old Notes withdraw or fail to tender their Old Notes. Although we presently anticipate that we will not pay non-tendering holders the principal amount of and accrued interest on their Old Notes, if we do elect to make such payments, we could pay in cash as much as $274,000 in principal amount of the Old Notes, plus accrued interest thereon, to non-tendering registered holders.

Certain Considerations...........  For a discussion of certain risks and other factors that should be considered in
                                   evaluating the amended exchange offer, please refer to the section of the amended offering circular captioned "Certain Considerations."

Tax Consequences.................  For a discussion of certain tax matters that should be considered in evaluating the
                                   amended exchange offer, please refer to the section of this offering circular supplement captioned "Certain United States Federal Income Tax Consequences."

Commissions......................  No commissions are payable by holders of the
                                   Old Notes to us or to Wilmington Trust
                                   Company, as exchange agent.

Tabulating Agent, Depositary,
and Exchange Agent...............  Wilmington Trust Company.

Further Information..............  For questions or assistance, or to obtain copies of the amended offering circular or the documents delivered herewith or incorporated herein by reference, you may write to us or call us at:

                                   Lexington Precision Corporation
                                   767 Third AVE
                                   New York, NY 10017
                                   (212) 319-4657

                                   You may also contact your broker, dealer, commercial bank, trust company, or nominee for assistance concerning this amended exchange offer.

                       Procedures for Tendering Old Notes

        If you have already tendered your Old Notes and you wish to participate in the amended exchange offer, you do not need to take any action. If you have not tendered your Old Notes but you wish to participate in the amended exchange offer, you must tender your Old Notes in accordance with the procedures set forth herein and in the letter of transmittal.

        Registered holders of Old Notes who desire to tender their Old Notes pursuant to the amended exchange offer and to receive the Units are required to tender their Old Notes prior to the expiration date of the amended exchange offer.

        Only registered holders of the Old Notes as of the record date are authorized to tender Old Notes. The procedures by which Old Notes are to be tendered by beneficial owners of the Old Notes that are not registered holders will depend upon the manner in which the Old Notes are held, as described below.

        Tender of Old Notes by Beneficial Owners of Old Notes Held Through a Nominee. Any beneficial owner of Old Notes that are held through a custodian bank, depositary, broker, trust company, or other nominee that wishes to tender Old Notes should promptly contact the nominee and instruct that nominee to tender or cause to be tendered their Old Notes according to one of the procedures described herein.

        Tender of Old Notes Held with The Depository Trust Company. Pursuant to authority granted by The Depository Trust Company, which we refer to as DTC, any DTC participant that has Old Notes credited to its DTC account, and thereby held of record by DTC's nominee, may tender Old Notes directly as if it were the registered holder thereof. A participant in DTC may tender Old Notes by either:

        1.  transmitting an agent's message (as defined below); or

        2. delivering a letter of transmittal, completed and signed, in accordance with the instructions set forth therein, together with required signature guarantees, if any, and other documents required thereby, including the Old Notes being tendered, to the exchange agent at its address set forth on the back cover page of this offering circular supplement.

        In each case, holders that desire to tender their Old Notes in the amended exchange offer must do so prior to the expiration date.

        The term "agent's message" means a message, transmitted by DTC to, and received by, the exchange agent, forming a part of a book-entry confirmation that states that DTC has received an express acknowledgment from a DTC participant, which acknowledgment states that the participant has received and agrees to be bound by the terms of the letter of transmittal (including, without limitation, the fact that the participant has agreed to accept Units, consisting of New Notes with attached Warrants, in exchange for the Old Notes being tendered therewith, including all accrued and unpaid interest thereon from August 1, 1999, through the day before the date the amended exchange offer is consummated, and that we may enforce that agreement against the DTC participant).

        Tender of Old Notes by Beneficial Owners of Old Notes Held in Physical Form. A registered holder of Old Notes held in physical form must comply with the following instructions to tender their Old Notes:

        1. complete and sign the letter of transmittal in accordance with the instructions set forth therein; and

        2. deliver a properly completed and duly executed letter of transmittal (or a facsimile thereof), together with required signature guarantees, if any, and other documents required thereby, including properly tendered Old Notes, to the exchange agent at the address set forth on the back cover page of this amended offering circular prior to the expiration date of the amended exchange offer.

        If the Old Notes are registered in the name of a person other than the signatory of a letter of transmittal, then, in order to validly tender Old Notes pursuant to the amended exchange offer, the letter of transmittal must be endorsed by, or accompanied by a valid proxy of, the registered holder or holders of the Old Notes, with the signature(s) guaranteed by an eligible institution as provided below.

        Proper Execution and Delivery of Letter of Transmittal. The method of tender of Old Notes, and any signature guarantees or endorsements required in connection with the tender of Old Notes, and all other required documents, is at the option and risk of the tendering holders, and except as otherwise provided in the letter of transmittal, tender of Old Notes will be deemed made when actually received by the exchange agent. If delivery of tendered Old Notes is by mail, we recommend mailing sufficiently in advance of the expiration date to allow enough time to ensure timely delivery.

        If Old Notes are registered in more than one name, the letter of transmittal must be executed by each of the registered holders. If a letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or other person signing in a fiduciary or representative capacity, that person should so indicate when signing and should submit with the letter of transmittal appropriate evidence of authority to execute the letter of transmittal. Signatures need not be guaranteed if the person executing the letter of transmittal is a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, each being hereinafter referred to as an eligible institution. In all other cases, all signatures must be medallion signature guaranteed by an eligible institution. Please follow the directions in the letter of transmittal as to all matters set forth therein. In each instance, the letter of transmittal should set forth the certificate numbers of Old Notes being tendered.

        If a letter of transmittal is signed by a person other than the registered holder of the Old Notes being tendered therewith, those Old Notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder's name appears on the Old Notes, with the signature thereon guaranteed by an eligible institution.

        If a letter of transmittal or any Old Notes or bond powers are signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by us, evidence satisfactory to us of its authority to so act must be submitted with the letter of transmittal.

        No alternative, conditional, irregular, or contingent tenders will be accepted, although we may, in our sole discretion, waive defects or irregularities. By executing the letter of transmittal (or facsimile thereof) or transmitting an agent's message, the registered holder tendering in the amended exchange offer waives any right to receive any notice of the acceptance of the tender.

                             TERMS OF THE NEW NOTES

        The following sets forth a description of the principal differences between the terms of the Old Notes and the terms of the New Notes that will be issued pursuant to this amended exchange offer. The new indenture that will effectuate the new terms will be in substantially the form included as Annex A to the amended offering circular dated March 7, 2003 (other than the blacklining therein), except as further amended as indicated in Annex A to this offering circular supplement. The complete text of the new indenture is set forth in Annex A to the amended offering circular dated March 7, 2003 except as further amended as indicated in Annex A to this offering circular supplement.

        The following are the principal differences between the New Notes and the Old Notes:

        1. The maturity date of the New Notes will be August 1, 2009. The maturity date of the Old Notes was February 1, 2000.

        2. The maximum principal amount of New Notes permitted to be outstanding will be equal to the sum of (a) the aggregate principal amount of Old Notes outstanding plus (b) the amount of interest accrued and unpaid on those Old Notes from August 1, 1999, through the day before the date the amended exchange offer is consummated, which accrued interest will total $14,650,000 if the amended exchange offer is consummated on October 10, 2003. The maximum principal amount of Old Notes presently permitted to be outstanding is $27,412,000.

        3. Interest on the New Notes will accrue from the date the amended exchange offer is consummated, at the rate of 12% per annum, and will be due quarterly on each February 1, May 1, August 1, and November 1, commencing on February 1, 2004. Interest payments on the Old Notes were due semi-annually on February 1 and August 1 at a rate of 12 3/4% per annum.

        4. The New Notes will be governed by the new indenture, which will differ from the indenture governing the Old Notes in several material respects. The principal effects of the new terms will be to reduce our ability to pay cash dividends, repurchase our capital stock, and incur additional debt. The following is a summary of the principal differences between the existing indenture and the new indenture:

                (a) Section 2.13. This is a new section that requires us, as a condition precedent to the indenture becoming effective, to deliver to the trustee and to each registered holder that requests a copy in writing an officers' certificate and an opinion of our counsel, Nixon Peabody LLP.

                (b) Section 4.03. This section of the existing indenture presently requires us to provide to the indenture trustee an annual officers' certificate regarding our compliance with the terms of the indenture, within 120 days following the end of each fiscal year. In the new indenture, this section requires us to deliver to the trustee quarterly officers' certificates, within 105 days following the end of the fourth fiscal quarter and within 60 days following the end of each other fiscal quarter; the trustee will be required to deliver a copy of each officers' certificate to each holder who so requests.

                (c) Section 4.04. This section of the existing indenture presently limits the amount of restricted payments (defined to include certain dividends, certain purchases or redemptions of our capital stock, certain payments of principal on debt subordinated to the notes, and certain investments) after September 30, 1997, to 50% of our net income plus 100% of the proceeds from certain sales of our capital stock plus a "basket" of $1,250,000, subject to certain exceptions. In the new indenture, this section provides that the amount available for restricted payments will be calculated from the date the new indenture becomes effective, the $1,250,000 "basket" will be eliminated, and a number of the exceptions will be eliminated.

                (d) Section 4.05. This section of the existing indenture presently permits us to incur additional indebtedness if our Consolidated Coverage Ratio (as defined) is at least 2.25; in addition, there are exceptions that permit us to incur certain indebtedness, notwithstanding our Consolidated Coverage Ratio. In the new indenture, we will be able to incur additional indebtedness if our Consolidated Coverage Ratio is greater than or equal to 2.50, our Senior Debt Ratio (as defined) is less than or equal to 2.50, and our Total Debt Ratio (as defined) is less than or equal to 4.50, a number of the exceptions will be eliminated, and this section will permit us to incur (i) financing for working capital and capital expenditures up to a total of (x) 90% of the net book value of receivables, (y) 65% of the net book value of inventory, and (z) $35,000,000; (ii) other indebtedness outstanding at the time the new indenture is executed;
                        (iii) inter-company indebtedness; (iv) $5,000,000 of other indebtedness; and (v) indebtedness incurred to refinance any of the indebtedness listed in clauses (i) through (iv).

                (e) Section 4.06. This section of the existing indenture presently restricts our business dealings with our affiliates. In the new indenture, this section will also restrict us from paying fees (other than fees payable solely in our Capital Stock (as defined)) to one of our affiliates in connection with the Recapitalization (as defined).

                    CONDITIONS TO THE AMENDED EXCHANGE OFFER

        The conditions to the amended exchange offer are amended to provide that the amended exchange offer will not be consummated unless, prior to or simultaneously therewith, (1) our Junior Subordinated Non-Convertible Notes, in the aggregate outstanding principal amount of $347,000, have been exchanged for New Junior Subordinated Notes with a maturity date of November 1, 2009, and an interest rate of 13%, with attached Warrants to purchase an aggregate of 3,470 shares of common stock, and (2) the accrued and unpaid interest on our Junior Subordinated Non-Convertible Notes and our Junior Subordinated Convertible Notes (which were converted to common stock on February 1, 2000) through the date the amended exchange offer is consummated has been exchanged for shares of common stock. If the amended exchange offer is consummated on October 10, 2003, the accrued interest will total $226,000. Michael A. Lubin, our Chairman of the Board, and Warren Delano, our President, are the registered holders of these notes and have agreed to effect this amendment and exchange. This condition is for the benefit of the registered holders of the Senior Subordinated Notes and cannot be waived without the consent of the registered holders of 75% in aggregate outstanding principal amount of the Old Notes. The holders of the Junior Subordinated Notes will not receive a participation fee in connection with the amended exchange offer.

        All other conditions remain in effect except as amended by this Offering Circular Supplement.

              CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of certain United States federal income tax consequences of the exchange of Units, consisting of New Notes and Warrants, for Old Notes. This summary does not purport to be a comprehensive description of all tax considerations that may be relevant to the decision by a holder to tender Old Notes for exchange. This summary addresses only holders that hold the Old Notes as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, which we refer to as the "Code." It does not address holders subject to special treatment under the U.S. federal income tax laws, including, without limitation, dealers, financial institutions, insurance companies, U.S. expatriates, tax-exempt entities, persons having a functional currency other than the U.S. dollar, and persons who hold Old Notes as part of a hedging, straddle, integrated, or conversion strategy. This summary does not address any considerations under any foreign, state, local, or other tax laws.

        This discussion also assumes that the Old Notes and the New Notes will be treated as debt and not equity for U.S. federal income tax purposes.

        Except as otherwise described herein, this discussion applies only to a person who is a U.S. holder. A U.S. holder is an initial beneficial owner at the "issue price," as defined below, of the New Notes, who is (1) a citizen or resident of the United States for U.S. federal income tax purposes, (2) a corporation, partnership, or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or (3) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source. A non-U.S. holder is any holder that is not a U.S. holder.

        This summary is based on the Code, Treasury regulations promulgated thereunder (final, temporary, and proposed), Internal Revenue Service rulings and practice, and judicial decisions, all as in effect on the date hereof. These authorities are subject to change, possibly with retroactive effect, or differing interpretations, in which case the U.S. federal income tax consequences could differ from those described below. Moreover, the law is unclear with respect to certain material federal income tax consequences of exchanging New Notes for Old Notes. We cannot assure you that the treatment of the amended exchange offer described herein will be respected by the Internal Revenue Service, which we refer to as the "IRS" or, if challenged, by a court.

        HOLDERS OF OLD NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM, INCLUDING THE TAX CONSEQUENCES UNDER UNITED STATES FEDERAL INCOME TAX LAWS AND ANY STATE, LOCAL, FOREIGN, AND OTHER INCOME TAX LAWS, OF THE EXCHANGE OF UNITS, CONSISTING OF NEW NOTES AND WARRANTS, FOR OLD NOTES.

U.S. HOLDERS

        Treatment of Accrued and Unpaid Interest. To the extent any accrued and unpaid interest with respect to the Old Notes is paid in additional New Notes and such amounts have not been previously included in income (or if such amounts were previously included and deducted as worthless), although somewhat uncertain, it would appear that the principal amount (or, possibly, the "issue price") of the additional New Notes (or, possibly, in the case of a cash basis taxpayer, their fair market value), must be included as interest income when issued. To the extent such accrued interest has already been taken into income (and not deducted subsequently), the issuance of the additional New Notes should not result in additional interest income.

        Taxation of Interest on the New Notes. U.S. Holders will generally include stated interest on the New Notes in accordance with their method of accounting. This treatment will not apply, however, to the "original issue discount," if any, with respect to the New Notes. (Please refer to the subsection captioned "Taxation of Original Issue Discount.")

        Income Tax Treatment of Amended Exchange Offer. Pursuant to the amended exchange offer, the New Notes will be treated for federal income tax purposes as new debt issued in exchange for the Old Notes. Holders participating in the amended exchange offer will also be entitled to receive Warrants attached to the New Notes.

        The tax effect of the exchange will depend upon whether the Old Notes and the New Notes are treated as "securities." The exchange could qualify as a tax-free reorganization under the Code only if both the Old Notes and the New Notes are treated as "securities." Generally, a debt instrument qualifies as a security if its original maturity date is ten years or more. A debt instrument with a maturity date of less than five years generally does not constitute a security. Securities with maturity dates of between five and ten years fall into an uncertain area. These are rules of general guidance, rather than necessary statements of the outcome in a particular case. Given the maturity dates of the New Notes and the Old Notes, it is unclear whether the exchange will be treated as a taxable sale or as a tax-free exchange of the Old Notes for the New Notes.

        The proper tax treatment of the Warrants is not entirely clear. The Warrants will likely be treated simply as additional consideration to be received in the exchange of Old Notes for New Notes. Alternatively, the Warrants could be treated either as additional interest or as a fee for participation in the exchange, which could result in the creation of, or increase the amount of original issue discount otherwise carried, on the New Notes or otherwise affect the tax treatment described below. Additional alternative characterizations may also be possible. It is generally assumed for the remainder of this discussion that the Warrants are in fact additional consideration for the exchange. There can be no assurance that the IRS will agree with this position.

        Exchange as Taxable Sale. As noted, because the term of the New Notes is slightly longer than five years (and the original term of the Old Notes was less than 10 years), the amended exchange offer may be treated as a taxable sale of the Old Notes for consideration consisting of (i) the New Notes plus (ii) the Warrants. A U.S. holder would, in this event, recognize taxable gain or loss based on the difference between the U.S. holder's "amount realized" and the U.S. holder's adjusted tax basis in the Old Notes. A U.S. Holder's amount realized would at least equal the sum of the "issue price" of the New Notes received in the exchange (other than those issued with respect to accrued but unpaid interest, as described above) plus the fair market value of the Warrants. (For determination of the "issue price" of the New Notes, please refer to the subsection captioned "The Amount of Original Issue Discount.") A new holding period for the New Notes (and the Warrants) would begin on the day following the date of issuance. (Please refer to the subsections captioned "Original Issue Discount" and "The Amount of Original Issue Discount" for the definition of issue price.) Any gain representing accrued market discount would be taxed as ordinary income, and any remaining gain or any loss would be taxed as capital gain or loss, assuming the Old Notes were held as capital assets, which would be long-term or short-term depending on whether or not a U.S. holder's holding period were in excess of one year.

        Both cash and accrual method U.S. holders of Old Notes may be able to defer reporting a portion of any gain realized on the exchange under the installment sale rules to the extent they receive New Notes. For this purpose, however, the fair market value of the Warrants should be treated as a current payment. Thus, only payments on the New Notes would appear potentially subject to deferral under the installment sale rules. U.S. holders of Old Notes may report any gain pursuant to the amended exchange offer using the installment sale method provided:

        1.      the U.S. holder is not a dealer in the Old Notes;

        2. neither the Old Notes nor the New Notes are "readily tradable" as defined in the Code and applicable Treasury installment sale regulations; and

        3. the U.S. holder does not elect out of the installment sale method.

A U.S. holder of Old Notes qualifying for the installment sale method of reporting gain could still be liable in certain circumstances for the interest charge on the deferred tax liability provided by section 453A of the Code.

        Alternative Treatment of Exchange as a Tax-free Recapitalization. It is alternatively possible that both the New Notes and the Old Notes could be treated as securities, with the result that the exchange of Old Notes for New Notes would be treated as a tax-free recapitalization pursuant to section 368(a)(1)(E) of the Code. In that event, the Warrants would also be treated as "securities" with a zero principal amount.

        In the event the exchange of Old Notes for New Notes qualified as a recapitalization, no loss would be recognized by an exchanging U.S. holder and any realized gain would be recognized only to the extent of the sum of (i) the fair market value of the "excess" of the "principal amount" of the New Notes received over the "principal amount" of the Old Notes surrendered plus (ii) any money plus the fair market value of "other property" received (other property being termed "boot"). Although uncertain, it appears that "principal amount" should refer to the issue price and adjusted issue price of the New Notes and the Old Notes, respectively, although it may refer to their respective face amounts. The Warrants would not effectively be part of the calculation of realized gain because they are treated as securities with zero principal amount and not as boot. Realized gain should equal any excess of (i) the issue price of the New Notes (or, possibly, their fair market value, in the case of a cash method U.S. holder) over (ii) a U.S. holder's adjusted tax basis in the Old Notes. Assuming the issue price construction of "principal amount" is determinative, any realized gain will be recognized only to the extent of the fair market value of the excess of the issue price of the New Notes received over the adjusted issue price of the Old Notes exchanged in the exchange.

        Taxation of Original Issue Discount. Depending on whether or not the Old Notes or the New Notes are "publicly traded" (as described below) and on the extent to which the issue price of the New Notes is allocable to the Warrants under the "investment unit" rules, the New Notes may be issued at a discount and may be considered to bear "original issue discount" for U.S. federal income tax purposes. Each U.S. holder, whether a cash or accrual basis taxpayer, will be required to include in income in each taxable year, in advance of the receipt of cash payments on the New Notes, that portion of any original issue discount attributable to each day during that year on which the U.S. holder held the New Notes. These computations must be made on a constant yield basis. (Please refer to the subsection captioned "The Amount of Original Issue Discount.")

        The Amount of Original Issue Discount. The amount of original issue discount with respect to each New Note will equal the excess of its "stated redemption price at maturity" over its "issue price." The determination of the issue price of the Old Notes and/or the New Notes is currently unclear. Accordingly, the existence and amount of the original issue discount borne by the New Notes is unclear and will depend, in substantial part, on whether the Old Notes or the New Notes are "publicly traded," as discussed below. It will also depend on the application of the investment unit rules.

        The determination of the "issue price" of the New Notes depends upon whether they, or the Old Notes, are considered as traded on an established market within the meaning of Treasury Regulation Section 1.1273-2(f), which we refer to as "publicly traded." Generally, a debt instrument is treated as publicly traded if, at any time during the 60-day period ending 30 days after the issuance date, the debt instrument is described in any one of four paragraphs of that Treasury regulation. The 60-day period described above relates to both the original issuance of the Old Notes and presumably also to the issuance of the New Notes pursuant to the amended exchange offer. Of the four possible descriptions, the only two potentially applicable to the Old Notes and the New Notes are whether either is:

        1.      "property appearing on a quotation medium," or

        2.      a "readily quotable debt instrument."

        A debt instrument is property appearing on a quotation medium, and thus publicly traded, if it appears on a system of general circulation, including a computer listing disseminated to subscribing brokers, dealers, or traders, that provides a reasonable basis to determine fair market value by disseminating either recent price quotations of one or more identified brokers, dealers, or traders or actual prices (including rates, yields, or other pricing information) of recent sales transactions. A quotation medium does not include a directory or listing of brokers, dealers, or traders for specific securities, such as yellow sheets, that provides neither price quotations nor actual prices of recent sales transactions.

        A debt instrument is a readily quotable debt instrument and thus publicly traded if price quotations are readily available from dealers, brokers, or traders. A series of safe harbors applies, however, that provide that a debt instrument is in any event not a readily quotable debt instrument if:

        1. no other outstanding debt instrument of the issuer, or of any person who guarantees the debt instrument, is described in any of the four paragraphs alluded to above;

        2. the original stated principal amount of the issue that includes the debt instrument does not exceed $25 million;

        3. the conditions and covenants relating to the issuer's performance with respect to the debt instrument are materially less restrictive than the conditions and covenants included in all of the issuer's other traded debt (e.g., the debt instrument is subject to an economically significant subordination provision whereas the issuer's other traded debt is senior); or

        4. the maturity date of the debt instrument is more than three years after the latest maturity date of the issuer's other traded debt.

        Due to significant interpretative difficulties with respect to these definitions and factual uncertainties regarding the market for the Old Notes and the New Notes, it is unclear whether either the Old Notes or New Notes are or will be publicly traded. We believe that the Old Notes are not currently publicly traded. It is possible, however, depending on events occurring before or after the effective date of the exchange, that the Old Notes or the New Notes will be publicly traded.

        If the New Notes were publicly traded (which is possible, though uncertain), their trading price would determine their issue price. If the New Notes were not publicly traded but the Old Notes were publicly traded (which seems to us unlikely), the trading price of the Old Notes would determine the issue price of the New Notes. In either case, the New Notes and the Warrants will constitute an "investment unit" and the issue price as determined above must be allocated between the New Notes and the Warrants in proportion to their relative fair market values. This would further increase the amount of original issue discount with respect to the Old Notes to the extent issue price was allocated to the Warrants. In the event that either the Old Notes or the New Notes were publicly traded, it is likely that the issue price of the New Notes would be substantially less than their face amount and a substantial amount of additional original issue discount would result.

        If neither the Old Notes nor the New Notes were publicly traded, the issue price of the New Notes would be their stated principal amount (assuming the issuance of the New Notes does not constitute a "potentially abusive situation"). While the New Notes and the Warrants would again constitute an "investment unit" it would appear in this case that no allocation of the issue price would be made to the Warrants.

        As noted, we believe that the Old Notes are not currently publicly traded and we will determine whether the New Notes are publicly traded, or the Old Notes become publicly traded, based on our best judgment. However, the IRS, may disagree with our position and we cannot assure you that our position would be sustained in court.

        Under the original issue discount regulations, the "stated redemption price at maturity" of each Old Note will include all payments to be made in respect thereof, including both principal and any stated interest payments, other than:

        1. "qualified stated interest" (which is generally defined as stated interest that is unconditionally payable in cash or property, other than debt instruments of the issuer, at least annually at a single fixed rate that appropriately takes into account the length of intervals between payments); and

        2.      payments subject to remote or incidental contingencies.

Under applicable Treasury regulations, all stated interest payable on the New Notes should constitute qualified stated interest. Thus the stated redemption price at maturity of the New Notes should be their stated principal amount.

        Accordingly, depending upon the determination of the issue price of the New Notes, the original issue discount with respect to the New Notes will equal either:

        1. in the case neither the Old Notes nor the New Notes are publicly traded, zero; or

        2. in the case where either the Old Notes or the New Notes are publicly traded, the excess of the principal amount of the New Notes over their issue price as determined under the publicly traded rules (as such issue price is further reduced by allocation of a portion thereof to the Warrants under the investment unit rules).

        The foregoing discussion assumes that the New Notes will not be governed by the rules relating to "potentially abusive situations." Those rules generally require the issue price of a debt instrument to be determined on a fair market value basis where the publicly traded rules do not apply and the transaction is potentially abusive.

        Taxation of Original Issue Discount. To the extent the New Notes ultimately are determined to bear original issue discount, a U.S. holder of a New Note will be required to include as gross income for U.S. federal income tax purposes an amount equal to the sum of the daily portions of the original issue discount attributable to each day during any taxable year on which the U.S. holder holds the New Note. The daily portions of original issue discount required to be included in a U.S. holder's gross income in a taxable year will be determined on a constant yield basis by allocating to each day a pro rata portion of the original issue discount on the New Note that is attributable to the accrual period in which the day is included. Accrual periods with respect to a New Note may be of any length selected by the U.S. holder and may vary in length over the term of the New Note as long as no accrual period is longer than one year and each scheduled payment of interest or principal on the New Note occurs on either the first or last day of an accrual period.

        Tax Basis in the New Notes and the Warrants. Assuming the exchange is a taxable event and the installment method is not available, a U.S. holder's initial tax basis in a New Note will be equal to the U.S. Holder's amount realized with respect to the New Notes, which is probably the issue price of the New Note on the exchange, as determined above. (Please refer to the subsection captioned "Exchange as Taxable Sale.") (Where the installment sale rules apply, payments on the New Notes are deferred until such payments are actually made.) A U.S. holder's tax basis in a New Note will be increased subsequently by the amount of original issue discount or market discount that is included in that U.S. holder's income with respect to the New Note and will be decreased by the amount of any cash payments (other than qualified stated interest) received. If the exchange were treated as a tax-free recapitalization, a U.S. holder's basis in the New Notes received in the exchange would be their adjusted tax basis in the Old Notes, increased by any gain recognized on the exchange.

        Assuming the exchange is a taxable event, the basis of the Warrants should be their fair market value. If the exchange constitutes a tax-free recapitalization, the basis of the Warrants would apparently be zero.

        Market Discount; Acquisition Premium; Premium. If a U.S. holder receives or purchases a New Note for an amount that is less than the "revised issue price" of the New Note at the time of acquisition, the amount of the difference will be treated as "market discount" for U.S. federal income tax purposes, unless the difference is less than a specified de minimis amount. The revised issue price of a debt obligation generally equals the sum of its issue price and the total amount of original issue discount includable in the gross income of all U.S. holders for periods before the acquisition of the debt obligation by the current U.S. holder (without regard to any reduction in the income resulting from acquisition premium) and less any cash payments in respect of the debt obligation (other than qualified stated interest). Under the market discount rules, a U.S. holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement, or other disposition of, a New Note as ordinary income to the extent of the market discount that has not previously been included in income and is treated as having accrued on that New Note at the time of that payment or disposition. If a U.S. holder makes a gift of a New Note, accrued market discount, if any, will be recognized as if that U.S. holder had sold that New Note for a price equal to its fair market value. In addition, the U.S. holder may be required to defer, until the maturity of the New Note or, in certain circumstances, the earlier disposition of the New Note in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry that New Note.

        Any market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition to the maturity date of the New Note, unless the U.S. holder elects to accrue market discount on a constant interest method. A U.S. holder of a New Note may elect to include market discount in income currently as it accrues, on either a straight-line basis or constant interest method, in which case the rules described above regarding the deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

        A U.S. holder that receives or purchases a New Note for an amount that is greater than the adjusted issue price of that New Note, but that is less than or equal to the stated redemption price at maturity of the New Note after the purchase date, will be considered to have purchased that New Note at an acquisition premium. Under the acquisition premium rules of the Code and the Treasury regulations, the amount of original issue discount that the U.S. holder must include in their gross income with respect to that New Note for any taxable year will be reduced for each accrual period by an amount equal to the product of the amount of original issue discount otherwise includable for the period and a fraction, the numerator of which is the acquisition premium and the denominator of which is the excess of the amounts payable on the New Note after the purchase date over that New Note's adjusted issue price.

        A U.S. holder of a New Note purchased at a premium over its stated redemption price at maturity may elect to amortize that premium over the remaining term of the New Note (or possibly by reference to an earlier call date) on a constant yield basis. Such election would apply to all debt instruments held at any time during the taxable year or thereafter acquired and would not be revocable without the consent of the IRS.

        Sale, Redemption, or Exchange of New Notes. Unless a nonrecognition provision applies, the sale, exchange, redemption (including pursuant to an offer by us), or other disposition of a New Note generally will be a taxable event for U.S. federal income tax purposes. In that event, a U.S. holder of a New Note will generally recognize gain or loss equal to the difference between the amount of cash plus the fair market value of any property received upon that sale, exchange, redemption, or other taxable disposition of the New Note and the U.S. holder's adjusted tax basis therein. Unless an exception applies, U.S. holders reporting gain under the installment method will generally be required to recognize all or a portion of the otherwise deferred gain at such time, depending on the amount realized on such disposition. Except with respect to accrued market discount, the gain or loss should be capital gain or loss and will be long-term capital gain or loss if the note was held by the U.S. holder for more than one year at the time of that sale, exchange, redemption, or other disposition. The excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

NON-U.S. HOLDERS

        Payment of Interest. A non-U.S. holder will not be subject to U.S. federal income tax by withholding or otherwise on the accrual or payment of original issue discount or on payments of interest on the New Notes or the payment of accrued interest on the Old Notes, provided that the beneficial owner of the New Notes fulfills the statement requirements set forth in applicable Treasury regulations, unless:

        1. the non-U.S. holder actually or constructively owns 10% or more of the total combined voting power of all classes of our stock entitled to vote; or

        2. the interest or original issue discount is effectively connected with the conduct of a trade or business by the non-U.S. holder in the United States.

        Gain on Disposition of New Notes. A non-U.S. holder will not be subject to U.S. federal income tax by withholding or otherwise on any gain realized on the exchange of an Old Note for a New Note in the amended exchange offer or the disposition of a New Note unless:

        1. the non-U.S. holder is an individual and is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and certain other conditions are met, in which case such individual will be taxed as a U.S. holder in any event; or

        2. the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder in the United States.

        Effectively Connected Income. To the extent that interest income or gain on the disposition of New Notes are effectively connected with the conduct of a trade or business of the non-U.S. holder in the United States, the income will be subject to U.S. federal income tax at the same rates generally applicable to U.S. persons. Additionally, in the case of a non-U.S. holder that is a corporation, the effectively connected income may be subject to the U.S. branch profits tax at the rate of 31%, or lower treaty rates.

        Estate Tax. New Notes held by an individual non-U.S. holder at the time of death will not be subject to U.S. federal estate tax, provided that at the time of death the holder did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, and the New Notes were not held in connection with the holder's trade or business in the United States.

        Treaties. Applicable treaties between the United States and a country in which a non-U.S. holder is a resident may alter the tax consequences described above.

CONSEQUENCES TO LEXINGTON PRECISION CORPORATION

        Qualified Stated Interest. We will be entitled to deduct the qualified stated interest on the New Notes in accordance with our method of accounting.

        Original Issue Discount. Depending upon the determination of the issue price of the New Notes, the original issue discount with respect to the New Notes will equal either:

        1. in the case where neither the Old Notes nor the New Notes are publicly traded, zero; or

        2. in the case where either the Old Notes or the New Notes are publicly traded, the excess of the principal amount of the New Notes over their issue price as determined under the publicly traded rules (as such issue price is further reduced by allocation of a portion thereof to the Warrants under the investment unit rules).

We would deduct original issue discount on a constant yield to maturity basis over the term of the New Notes.

        Cancellation of Indebtedness Income. We could also recognize cancellation of indebtedness income on the exchange of Old Notes for New Notes to the extent the issue price of the New Notes was less than the adjusted issue price of the Old Notes, which should be their principal amount. Depending on the resolution of the proper determination of the issue price of the New Notes, we will either have:

        1. in the case where neither the New Notes nor the Old Notes are publicly traded, cancellation of indebtedness income of zero; or

        2. in the case where either the New Notes or the Old Notes are publicly traded, cancellation of indebtedness income equal to any excess of the adjusted issue price of the Old Notes over the issue price of the New Notes, as determined under the publicly traded and investment unit rules.

In the latter case, however, we anticipate that our present net operating loss carryovers will be available to absorb all or substantially all of any resulting cancellation of indebtedness income.

INFORMATION REPORTING AND BACKUP WITHHOLDING

        In addition to the withholding rules described above, interest and payments of proceeds from the disposition by certain non-corporate U.S. holders of the New Notes may be subject to backup withholding. A non-corporate U.S. holder generally will be subject to backup withholding unless that holder supplies an accurate taxpayer identification number, as well as certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding. Any amount withheld under backup withholding is allowable as a credit against the U.S. holder's federal income tax, upon furnishing the required information.

         In general, a non-U.S. Holder will not be subject to backup withholding and information reporting with respect to payments made by us with respect to the New Notes if the non-U.S. Holder has provided us with an IRS Form W-8BEN and we do not have actual knowledge or reason to know that such non-U.S. Holder is a U.S. person. In addition, no backup withholding will be required with respect to the proceeds of any sale of notes made within the United States or conducted through certain U.S. financial intermediaries if the payor receives the appropriate Form W-8 and does not have actual knowledge or reason to know that the non-U.S. Holder is a U.S. person or the non-U.S. Holder otherwise establishes an exemption.

                 CHANGES TO THE WARRANTS AND REGISTRATION RIGHTS

WARRANTS

        The Warrants will be issued in substantially the form of Annex B to the amended offering circular dated March 7, 2003, except as further amended as indicated in Annex B to this offering circular supplement. The complete terms of the Warrants are set forth in Annex B to the amended offering circular dated March 7, 2003, except as further amended as indicated in Annex B to this offering circular supplement.

REGISTRATION RIGHTS

        Upon issuance of the Warrants, we will enter into a Registration Rights Agreement in substantially the form of Annex C to the amended offering circular dated March 7, 2003, except as further amended as indicated in Annex C to this offering circular supplement. The complete terms of the Registration Rights Agreement are set forth in Annex C to the amended offering circular dated March 7, 2003, except as further amended as indicated in Annex C to this offering circular supplement.

                                         Annex A to Offering Circular Supplement

(Page numbers in Annex A to this offering circular supplement correspond to those in the amended offering circular)


================================================================================

                         LEXINGTON PRECISION CORPORATION


                12% Senior Subordinated Notes due August 1, 2009


                                   ----------


                                    INDENTURE

                       Dated as of [the date the Exchange
                              Offer is consummated]


                                   ----------


                            WILMINGTON TRUST COMPANY,


                                   as Trustee

================================================================================

        "Consolidated Net Worth" means shareholders' equity on a consolidated balance sheet of the Company prepared in accordance with generally accepted accounting principles then in effect and, for an interim period, on a basis substantially consistent with generally accepted accounting principles then in effect.

        "Default" means any event which is, or after notice or passage of time would be, an Event of Default.

        "EBITDA" for any period means the sum of Consolidated Net Income (but without giving effect to adjustments, accruals, deductions or entries resulting from purchase accounting, extraordinary losses or gains and any gains or losses from any Asset Sales), plus the following to the extent included in calculating Consolidated Net Income: (a) all income tax expense, (b) Consolidated Interest Expense, (c) depreciation expense, (d) amortization expense and (e) to the extent not already included in (a) through (d) above, Recapitalization Expenses (including any amortization of Recapitalization Expenses), in each case for such period.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

        "Exchange Offer" means the offer commenced by the Company on or about July 10, 2002, as amended and supplemented, to exchange Securities issued under this Indenture, and warrants to purchase common stock of the Company for the Company's outstanding Old Notes.

        "Exchangeable Stock" means any Capital Stock which by its terms is exchangeable or convertible at the option of any Person other than the Company into another security (other than Capital Stock which is neither Exchangeable Stock nor Redeemable Stock).

        "Foreign Asset Sale" means an Asset Sale in respect of the Capital Stock or assets of a Foreign Subsidiary or a Restricted Subsidiary of the type described in Section 936 of the Code to the extent that the proceeds of such Asset Sale are received by a Person subject in respect of such proceeds to the tax laws of a jurisdiction other than the United States or any State thereof or the District of Columbia.

        "Foreign Subsidiary" means a Restricted Subsidiary that is incorporated in a jurisdiction other than the United States or a State thereof or the District of Columbia.

        "Guarantee" means as applied to any obligation (other than an obligation arising from the endorsement of negotiable instruments for deposit or collection in the ordinary course of business), without duplication, (i) a guarantee, direct or indirect, in any manner, of any part or all of such obligation and
(ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to insure in any way the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation, including the payment of amounts drawn down under letters of credit.

        "Holder" or "Securityholder" means the person in whose name a Security is registered on the Registrar's books.

        "Incur" means, as applied to any obligation, to create, incur, issue, assume, guarantee or in any other manner become liable with respect to, contingently or otherwise, such

        "Junior Notes" means the Company's 13% Junior Subordinated Notes due November 1, 2009, to be outstanding upon the completion of the Recapitalization, as amended from time to time.

        "Lien" means any mortgage, lien, pledge, charge, or other security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

        "LRGI" means Lexington Rubber Group, Inc., a Delaware corporation, and its successors and assigns.

        "Maximum Principal Amount" means the sum of (a) the aggregate principal amount of Old Notes tendered pursuant to the Exchange Offer and not withdrawn and (b) the interest accrued on such Old Notes from August 1, 1999, through the day before the date the Exchange Offer is consummated.

        "Metals Group" means the business of the Company described in the Annual Report of the Company on Form 10-K for the year ended December 31, 2001 as its "Metals Group."

        "Net Available Cash" means the cash payments received by the Company or a Restricted Subsidiary in connection with an Asset Sale (including any cash received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and if received in a currency other than United States dollars, such payments shall not be deemed received until the earliest time at which such currency is, or could freely be, converted into United States dollars) net of all legal, title and recording tax expenses, commissions and other fees and expenses Incurred, and all federal, state, local and foreign taxes required to be paid or accrued as a liability under generally accepted accounting principles, as a consequence of such Asset Sale, and in each case net of all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale.

        "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultancy and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

        "Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company.

        "Officers' Certificate" means a certificate signed by two Officers or by an Officer and an Assistant Treasurer or Assistant Secretary of the Company. See Sections 12.04 and 12.05.

        "Pari passu," as applied to the ranking of any Indebtedness of a Person in relation to other Indebtedness of such Person, means that each such Indebtedness either (i) is not subordinated in right of payment to any other Indebtedness or (ii) is subordinate in right of payment to the same Indebtedness as is the other, and is so subordinated to the same extent, and is not subordinate in right of payment to each other or to any Indebtedness as to which the other is not so subordinate.

        "Permitted Holder" means Warren Delano, Michael A. Lubin or any of their respective Affiliates.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Plan" means any employee benefit plan, retirement plan, deferred compensation plan, restricted stock plan, health, life, disability or other insurance plan or program, employee stock purchase plan, employee stock ownership plan, pension plan, stock option plan, stock appreciation right plan or similar plan or arrangement of the Company or any Restricted Subsidiary, or any successor plan thereof.

        "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

        "Principal" of a debt security means the principal of the security plus, when appropriate, the premium, if any (including any payments in respect of a Change of Control Offer or Asset Sale Offer), on the security.

        "Recapitalization" means the execution and delivery of this Indenture, the consummation of the Exchange Offer, the issuance of the Securities and certain warrants to purchase common stock of the Company, the repurchase of the Senior Note, the issuance of the Junior Notes together with shares of Common Stock and Warrants in exchange for the Company's outstanding junior subordinated notes and claims for interest thereunder on or about the date of execution and delivery of this Indenture, the completion and/or amendment of secured financing arrangements for the Company and its Subsidiaries effected on or about the date of execution and delivery of this Indenture, the entering into of certain agreements or arrangements with, and the delivery of certain instruments to, certain trade creditors of the Company and its Subsidiaries in respect of the payment of outstanding trade accounts payable and any Indebtedness arising as a result thereof, effected on or about the date of execution and delivery of this Indenture, the obtaining of consents of creditors of the Company in connection with the foregoing, and the payment of Recapitalization Expenses.

SECTION 4.04      Limitation on Restricted Payments.

        (a) So long as any of the Securities are outstanding, the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment, unless:

                (i) no Default shall have occurred and be continuing (or would result therefrom);

                (ii) upon giving effect on a pro forma basis, as if paid, to the proposed Restricted Payment, the Company would be permitted to incur an additional One Dollar ($1.00) of Indebtedness pursuant to Section 4.05(a); provided, however, that solely for purposes of this Section 4.04(a)(ii), the Consolidated Coverage Ratio determined pursuant to
        Section 4.05(a) shall be calculated on a pro forma basis as if the Company had incurred an amount of Indebtedness equal to the amount of such Restricted Payment and all other Restricted Payments theretofore made in respect of the calculation period (such amount of Indebtedness which is assumed to have been incurred being hereafter referred to as the "Assumed Indebtedness") as of the first day of the applicable four consecutive fiscal quarter period with respect to which the Consolidated Coverage Ratio is to be calculated, and that the Company's Consolidated Interest Expense for such period included the interest that the Company would have paid in respect of the Assumed Indebtedness with respect to such period, assuming the interest rate thereon equaled the average interest rate on the Company's outstanding Indebtedness Incurred under
        Section 4.05(b)(v) hereof for such period; and

                (iii) upon giving effect, as if paid, to the proposed Restricted Payment, the aggregate amount of all such Restricted Payments subsequent to September 30, 2003, shall not exceed the sum of:

                        (A) fifty percent (50%) of aggregate Consolidated Net Income accrued during the period (treated as one accounting period) from October 1, 2003, to the end of the most recent fiscal quarter for which financial statements are available (or if such Consolidated Net Income is a deficit, minus one hundred percent (100%) of such deficit), and minus one hundred percent (100%) of the amount of any write-downs, write-offs, other negative revaluations and other extraordinary charges (other than relating to Recapitalization Expenses or the amortization thereof) not otherwise reflected in Consolidated Net Income during such period;

                                                          Exhibit A to Indenture

                         LEXINGTON PRECISION CORPORATION

No.

promises to pay to

or registered assigns
the principal sum of                                   Dollars on August 1, 2009

12% Senior Subordinated Notes due August 1, 2009
Interest Payment Dates:     February 1, May 1, August 1, and November 1
Record Dates:               January 15, April 15, July 15, and October 15

                                               Dated:

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof which provisions shall have the same effect as if set forth at this place.

WILMINGTON TRUST COMPANY,                    LEXINGTON PRECISION CORPORATION
as Trustee,
     certifies that this is one
     of the Securities referred
     to in the Indenture.


By                                           By:
   --------------------------------             ----------------------------
         Authorized Signatory                Title:


                                                            - and -


                                             By:
                                                ----------------------------
                                             Title:

                                             (Seal)

                         LEXINGTON PRECISION CORPORATION

                 12% Senior Subordinated Note due August 1, 2009

        THIS NOTE, AND THE WARRANT ATTACHED HERETO, SHALL CONSTITUTE A UNIT. THIS NOTE WILL NOT BE DETACHABLE FROM THE WARRANT UNTIL AUGUST 1, 2005, AND THIS NOTE AND THE WARRANT WILL ONLY BE TRANSFERABLE AS A UNIT PRIOR TO THAT TIME. IF THIS NOTE IS REDEEMED BY THE COMPANY PURSUANT TO
        SECTION 5 HEREOF PRIOR TO AUGUST 1, 2005, THE ATTACHED WARRANT WILL REVERT TO THE COMPANY FOR NO FURTHER CONSIDERATION AND WILL BE CANCELED. THE UNIT MAY NOT BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, HYPOTHECATED, MORTGAGED, ENCUMBERED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 8 HEREOF.

1.      Interest.

                LEXINGTON PRECISION CORPORATION (the "Company"), a Delaware corporation, promises to pay interest on the principal amount of this Note at the rate of 12% per annum for the period from [the date the Exchange Offer is consummated], through the date this Note is paid in full.

                The Company will pay interest quarterly on February 1, May 1, August 1, and November 1 of each year, commencing on February 1, 2004. Interest on the Notes will accrue from the date of the Indenture. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Company will pay interest on overdue principal at the rate per annum then in effect on the Notes, as set forth in the preceding paragraph; it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

2.      Method of Payment.

                The Company will pay interest on the Notes (except Defaulted Interest) to the persons who are registered holders of Notes ("Noteholders" or "Holders") at the close of business on the January 15, April 15, July 15 or October 15 immediately preceding the next interest payment date, except for the first interest payment which will be made to persons who are Holders at the time of original issuance of Notes under the Indenture. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. The Company may, however, pay principal and interest by its check payable in such money. It may mail checks for interest to a Holder's registered address.

To the extent provided in the Indenture, Senior Debt must be paid before the Notes may be paid. Each Noteholder by accepting a Note agrees to the subordination and authorizes the Trustee to give it effect.

8.      Denominations, Transfer, Exchange.

                (a) The Notes are issuable only in registered form without coupons in denominations of $1,000 and integral multiples of $1,000 except to the extent of fractional Notes outstanding as a result of the Recapitalization of the Indenture or to the extent necessary to effect transfers in whole of such fractional Notes or to issue Notes upon redemption or upon the completion of an Asset Sale Offer or a Change of Control Offer (as such terms are defined in the Indenture). A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not transfer or exchange any Note (or portion of a Note in an integral multiple of $1,000) selected for redemption, or transfer or exchange any Notes for a period of 15 days before a selection of Notes to be redeemed.

                (b) Prior to August 1, 2005, this Note shall only be transferable as a Unit, together with the Warrant issued to the Holder hereof, in connection with an exchange offer made pursuant to the Company's Amended Offering Circular dated March 7, 2003, as amended or supplemented.

9.      Persons Deemed Owners.

                The registered Holder of a Note may be treated as the owner of it for all purposes.

10.     Unclaimed Money.

                If money held by the Trustee or the Paying Agent for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent will pay the money back to the Company at its request. After that, Holders entitled to the money must look to the Company for payment unless an applicable escheat or abandoned or unclaimed property law designates another person.

11.     Amendment, Supplement, Waiver.

                Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the outstanding Notes, and any past default or compliance with any provision may be waived with the consent of the Holders of a majority in principal amount of the outstanding Notes. Without the consent of any Noteholder, the Company may amend or supplement the Indenture, to provide for assumption of the Company's obligations hereunder in connection with a merger, consolidation, or transfer of assets as permitted by the Indenture or the Notes, to cure any ambiguity, defect or inconsistency or to provide for uncertificated Notes in addition to or in place of certificated Notes or to make any change that does not materially adversely affect the rights of any Noteholder.

                                                          Exhibit B to Indenture

                         LEXINGTON PRECISION CORPORATION

                              OFFICERS' CERTIFICATE

To: Wilmington Trust Company
    1100 North Market Street
    Rodney Square North
    Wilmington, Delaware 19890-1615
    Attention: Corporate Trust Administration

and

    Registered Holders of Lexington Precision Corporation's
    12 3/4% Senior Subordinated Notes due February 1, 2000 validly tendered pursuant to the Exchange Offer

                Each of the undersigned officers of Lexington Precision Corporation, a Delaware corporation (the "Company"), does hereby certify in the name of and on behalf of the Company, relating to the issuance of Units (the "Units") consisting of 12% Senior Subordinated Notes due August 1, 2009 (the "New Notes"), in an aggregate principal amount not to exceed the sum of $27,412,125 (the "Old Note Principal Amount") plus accrued and unpaid interest on the Old Note Principal Amount from August 1, 1999, through [the day before the date the Exchange Offer is consummated], pursuant to the Company's offer to exchange Old Notes for New Notes and warrants to purchase shares of the Company's common stock made pursuant to the Company's Amended Offering Circular dated March 7, 2003, as amended or supplemented (the "Exchange Offer"), as follows:

1. I am authorized to execute and deliver this Certificate on behalf of the Company with respect to (i) the issuance of New Notes and (ii) the issuance of the Warrants to registered holders of the Company's 12 3/4% Senior Subordinated Notes due February 1, 2000 (the "Old Notes") that exchange their Old Notes for Units pursuant to the Exchange Offer.

2. The Company will issue the New Notes pursuant to an Indenture dated as of [the date the Exchange Offer is consummated], between the Company and Wilmington Trust Company, as Trustee (the "Trustee"), in the form attached hereto as Schedule A (the "Indenture"). Unless otherwise specified, all terms in this Officers' Certificate have the meanings ascribed to them in the Indenture.

3. Attached hereto as Schedule B is a list provided to the Company by The Depository Trust Company ("DTC") setting forth all of the DTC participant holders of the Old Notes (the "DTC Participant Holders") as of the close of business on July 1, 2002 (the "Record Date").

4. Attached hereto as Schedule C is a Certificate provided to the Company by The Bank of New York, as trustee under an indenture dated August 1, 1993, between the Company and The Bank of New York as successor to IBJ Whitehall Bank & Trust Company as trustee, setting forth all of the registered holders of the Old Notes (the "Registered Holders") as of the Record Date.

5. Attached hereto as Schedule D are copies of certain documents related to the Exchange Offer, including the forms of the New Notes and the Warrants, together with the exhibits to such documents (the "Exchange Offer Documents"), and the forms of a letter of transmittal (the "Letter of Transmittal"), that the Company has sent or caused to be sent to DTC, the DTC Participant Holders, and the Registered Holders for use to evidence the tender of the Old Notes pursuant to the Exchange Offer.

6. Attached hereto as Schedule E are (i) the computer printouts evidencing the tender of $______ principal amount of the outstanding Old Notes by or on behalf of the DTC Participant Holders pursuant to the Automated Tender Offer Procedures of DTC ("ATOP") and (ii) the Letters of Transmittal evidencing the tender of $______ principal amount of the outstanding Old Notes by or on behalf of the Registered Holders, together being not less than 99% in aggregate principal amount of the Old Notes outstanding as of the Record Date. Such Letters of Transmittal have not been revoked and remain in full force and effect.

7. Attached hereto as Schedule F is a certified copy of the resolutions of the Board of Directors of the Company approving the Exchange Offer Documents and authorizing the Exchange Offer, the issuance of the New Notes, and the issuance of the Warrants.

8. Attached hereto as Schedule G is a list of each subsidiary of the Company and such subsidiary's designation as either a "Restricted Subsidiary" or an "Unrestricted Subsidiary." The Metals Group is a division of the Company.

9. Attached hereto as Schedule H is a list of the indebtness to which Section 4.05(b)(vi) pertains.

10. I have read and understood the covenants and conditions in the Indenture relating to the issuance of the New Notes, and have made such examination and investigation, including a review of the Indenture and the matters and proceedings described in the foregoing paragraphs of this Certificate, as is necessary to enable me to express an informed opinion as to whether or not such covenants and conditions have been complied with in connection with the issuance of the New Notes.

11. All conditions and covenants provided for in the Indenture relating to the issuance of the New Notes have been complied with, in order that the Trustee may execute and deliver the Indenture and authenticate the New Notes.

                                             Schedule G to Officer's Certificate

Name of Subsidiary              Restricted Subsidiary    Unrestricted Subsidiary

Lexington Rubber Group, Inc.              X

Lexington Precision GmbH                                             X

                                                          Exhibit C to Indenture

                               _________ __, 2003


Wilmington Trust Company
1100 North Market Street
Rodney Square North
Wilmington, DE 19890-1615
Attention: Corporate Trust Administration

and

Registered Holders of Lexington Precision Corporation's
12 3/4% Senior Subordinated Notes due February 1, 2000 validly tendered pursuant to the Exchange Offer


Ladies and Gentlemen:

        We have acted as counsel to Lexington Precision Corporation, a Delaware corporation (the "Company"), in connection with (i) the issuance by the Company, pursuant to Section 2.02 of the Indenture dated as of [the date the Exchange Offer is consummated] between the Company and Wilmington Trust Company, as Trustee (the "Indenture"), of 12% Senior Subordinated Notes (the "New Notes"), due August 1, 2009, in an aggregate principal amount not to exceed the sum of $27,412,125 (the "Old Note Principal Amount") plus accrued and unpaid interest on the Old Note Principal Amount from August 1, 1999, through [the day before the date the Exchange Offer is consummated], and (ii) the issuance by the Company of warrants to purchase shares of the Company's common stock (the "Warrants") to registered holders of 12 3/4% Senior Subordinated Notes due February 1, 2000 (the "Old Notes"), that exchange Old Notes for New Notes pursuant to the Company's offer to exchange Units (the "Units") consisting of New Notes and Warrants for Old Notes made pursuant to the Company's Amended Offering Circular dated March 7, 2003, as amended or supplemented (the "Exchange Offer"). Capitalized terms used herein without definition have the respective meanings ascribed to them in the Indenture.

        In connection with the foregoing, we have examined: (i) a copy of the Indenture; (ii) a copy of an Officers' Certificate (the "Officers'
Certificate") of the Company dated _________ __, 2003 relating to the issuance of the New Notes; (iii) a copy of a certificate of The Bank of New York, as trustee under an indenture dated August 1, 1993 between the Company and The Bank of New York, as successor to IBJ Whitehall Bank & Trust Company, as to the list of registered holders of the Old Notes as of the close of business on July 1, 2002; (iv) a copy of a certificate, dated as of ___________ ___, 2003, of Wilmington Trust Company, as Tabulation Agent, Depositary, and Exchange Agent under the Exchange Offer (v) the form of the New Notes and specimen certificates thereof and (vi) the form of the Warrants.

                                         Annex B to Offering Circular Supplement

(Page numbers in Annex B to this offering circular supplement correspond to those in the amended offering circular)

                                                             WARRANT NO. LW- ___

        [The following legend is to be inserted only upon issuance or transfer of the warrant to an affiliate of the Company or upon receipt by the Warrant Agent of documentation from the Company stating that the holder is believed to be an affiliate of the Company:

        THIS WARRANT AND ANY SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION. THIS WARRANT SHALL NOT BE TRANSFERRED OR PLEDGED EXCEPT IN ACCORDANCE WITH SECTION 9 HEREOF.]

        THIS WARRANT, AND THE NOTE ATTACHED HERETO, SHALL CONSTITUTE A UNIT. THIS WARRANT WILL NOT BE DETACHABLE FROM THE NOTE UNTIL AUGUST 1, 2005, AND THIS WARRANT AND THE NOTE WILL ONLY BE TRANSFERABLE AS A UNIT PRIOR TO THAT TIME. IF THE NOTE IS REDEEMED BY THE COMPANY PRIOR TO AUGUST 1, 2005, THIS WARRANT WILL REVERT TO THE COMPANY FOR NO FURTHER CONSIDERATION AND WILL BE CANCELED. THE UNIT MAY NOT BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, HYPOTHECATED, MORTGAGED, ENCUMBERED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 9 HEREOF.

                         Lexington Precision Corporation

                        WARRANT TO PURCHASE COMMON STOCK

                               ($3.50 Per Share*)

        This certifies that, for value received, ____________________ (the "holder") is entitled to subscribe for and purchase up to __________ shares/*/ of fully paid and nonassessable Common Stock of Lexington Precision Corporation, a Delaware corporation (the "Company"),

----------
*   Subject to adjustment from time to time pursuant to the provisions of
Section 5.

at the price specified in Section 2 (the "Warrant Price"), subject to the provisions and upon the terms and conditions hereinafter set forth.

        This Warrant is issued under and in accordance with a Warrant Agent Agreement dated as of October __, 2003, between the Company and Wilmington Trust Company, as Warrant Agent (the "Warrant Agent Agreement"), and is subject to the terms and provisions contained in the Warrant Agent Agreement. By acceptance of this Warrant the Holder hereof consents to all the terms and provision contained in the Warrant Agent Agreement. A copy of the Warrant Agent Agreement may be obtained by the Holder of the Warrant upon written request to the Warrant Agent.

        As used herein, the term "Common Stock" shall mean the Company's presently authorized Common Stock, par value $0.25 per share, as adjusted from time to time in accordance with Section 5.

                Section 1. Term of Warrant. The purchase right represented by this Warrant is exercisable, in whole or in part, at any time subsequent to 9:30 a.m., New York City Time, on or after August 1, 2005 (the "Detachment Date"), and prior to 5:00 p.m., New York City Time, on August 1, 2009; provided, however, that if the 12% Senior Subordinated Note of the Company (the "Note") with which this Warrant comprises a Unit issued in connection with an exchange offer (the "Exchange Offer") made pursuant to the Company's Offering Circular Supplement dated September 18, 2003, as amended or supplemented, is redeemed prior to the Detachment Date, this Warrant shall revert to the Company for no further consideration.

                REGISTRATION IS NOT REQUIRED. THIS SECURITY AND ANY SECURITY RECEIVED UPON THE EXERCISE HEREOF SHALL NOT BE TRANSFERRED OR PLEDGED EXCEPT IN ACCORDANCE WITH SECTION 9 OF A CERTAIN WARRANT ISSUED BY THE COMPANY AS OF OCTOBER __, 2003.

                SECTION 9. TRANSFER.

                (a) The holder shall not offer, sell, assign, transfer, pledge, hypothecate, mortgage, encumber, or otherwise dispose of (a) all or any of the securities issuable upon exercise of this Warrant, or (b) if the holder is an affiliate of the Company, this Warrant, except in compliance with applicable federal and state securities laws (including the delivery by the transferor and the transferee of investment representation letters and legal opinions reasonably satisfactory to the Company and the Warrant Agent, if such are requested by the Company or the Warrant Agent).

                (b)     Subject to compliance with the terms of Section 8 and
Section 9(a), this Warrant and all rights hereunder are transferable, in whole or in part, at the office of the Warrant Agent by the holder in person or by its duly authorized attorney, upon surrender of this Warrant properly endorsed; provided, however, that prior to August 1, 2005, this Warrant shall only be transferable together with the Note, with which this Warrant comprises a Unit issued in connection with the Exchange Offer. Each taker and holder of this Warrant, by taking or holding the same, consents and agrees that this Warrant, when endorsed in blank, shall be deemed negotiable; provided, however, that the last holder of this Warrant, as registered on the warrant register (the "Warrant Register") maintained by the Warrant Agent, may be treated by the Company, the Warrant Agent, and all other persons dealing with this Warrant as the absolute owner hereof for any purposes and as the person entitled to exercise the rights represented by this Warrant, any notice to the contrary notwithstanding, unless and until such holder seeks to transfer registered ownership of this Warrant on the Warrant Register and such transfer is effected.

                SECTION 10. MISCELLANEOUS.

                (a) No Rights as Stockholder. No holder of a Warrant shall be entitled to vote or receive dividends on or be deemed for any other purpose the holder of any Common Stock or any other securities of the Company that may at any time be issuable upon the exercise hereof, nor shall anything contained herein be construed to confer upon the holder of this Warrant, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value or change of stock to no par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights, or otherwise until this Warrant shall have been exercised and the shares purchasable upon the exercise hereof shall have become deliverable, as provided herein.

                                         Annex C to Offering Circular Supplement

(Page numbers in Annex C to this offering circular supplement correspond to those in the amended offering circular)

                          REGISTRATION RIGHTS AGREEMENT

        THIS REGISTRATION RIGHTS AGREEMENT (this "Agreement") made as of __________ __, 2003, from Lexington Precision Corporation, a Delaware corporation (the "Company"), to and for the benefit of Holders of Registrable Securities (as defined below) of the Company listed on Exhibit A hereto (each a "Holder" and, collectively, the "Holders").

                                   WITNESSETH:

        WHEREAS, the Holders, pursuant to an exchange offer made under the Company's Amended Offering Circular, dated as of March 7, 2003 (the "Amended Offering Circular"), exchanged their 12 3/4% Senior Subordinated Notes due February 1, 2000 (the "Old Notes"), for units (the "Units"), consisting of new 12% Senior Subordinated Notes due August 1, 2009, and warrants (the "Warrants") to purchase common stock of the Company, par value $0.25 per share, at a price of $3.50 per share (the "Common Stock") during the period from August 1, 2005, through August 1, 2009; and

        WHEREAS, the Company desires to provide the Holders with certain registration rights as provided herein;

        NOW, THEREFORE, in consideration of the recitals, mutual covenants, and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto do hereby covenant and agree as follows:

        Section 1.      Definitions.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Form S-3" means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

        "registered" and "registration" refer to a registration effected by preparing and filing a registration statement or similar document (a "Registration Statement") in compliance with the Securities Act, and the declaration or ordering of effectiveness of such Registration Statement or document.

        "Registrable Securities" means all shares of Common Stock issued or issuable upon exercise of the Warrants until, with respect to such shares of Common Stock, (i) a registration

        (e)     Conflict; Survival.

                                (i)     Notwithstanding the foregoing, to the
extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with an Underwritten Offering are in conflict with the foregoing provisions, the provisions of the underwriting agreement shall control.

                                (ii)    The obligations of the Company and the
Holders under this Section 4 shall survive the completion of any offering of Registrable Securities pursuant to a Registration Statement under this Agreement, and otherwise.

        Section 5. Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to use its commercially reasonable efforts to:

                        (a) make and keep available public information, as those terms are understood and defined in Rule 144; and

                        (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act.

        Section 6. Termination of Registration Rights. This Agreement shall terminate on August 1, 2011; provided, however, the rights of any Holder to request registration or inclusion in any registration with respect to any Registrable Securities held by such Holder shall terminate on the second anniversary of the original issuance of such Registrable Securities as a result of the exercise of a Warrant.

        Section 7.      Miscellaneous.

                        (a) Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding on the respective heirs, representatives, successors, and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer on any party, other than the parties hereto or their respective heirs, representatives, successors, and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                        (b) Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, without regard to that state's conflict of laws principles.

                        (c) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

        Any questions regarding the terms of the exchange offer may be directed to Warren Delano, President, or Michael A. Lubin, Chairman of the Board:

                         Lexington Precision Corporation
                                  767 Third AVE
                               New York, NY 10017
                                 (212) 319-4657

        Any questions or requests for assistance or additional copies of this amended offering circular or the letter of transmittal may be directed to us at the telephone number and address listed above. A beneficial holder of Senior Subordinated Notes may also contact that holder's broker, dealer, commercial bank, trust company, or nominee for assistance concerning this exchange offer.

        The Tabulating Agent, Depositary, and Exchange Agent for the Exchange Offer is:

                            WILMINGTON TRUST COMPANY

        By Certified or Registered Mail:     By Overnight Courier or Hand:

            Wilmington Trust Company            Wilmington Trust Company
                     DC-1615                         Reorg Services
                 Reorg Services                   1100 North Market ST
                  P.O. Box 8861                   Rodney Square North
            Wilmington, DE 19899-8861          Wilmington, DE 19890-1615
             Attention: Aubrey Rosa              Attention: Aubrey Rosa

                                  By Facsimile:
                                 (302) 636-4145

                              Confirm by Telephone:
                                 (302) 636-6472